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                                                              			Exhibit 11
                       THE TURNER CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share amounts)
	                                                               (unaudited)
                                                           	Nine Months Ended
                                                              September 30,
                                                           	1997		       1996
PRIMARY
Weighted average common shares outstanding                 5,277         5,237
Common stock equivalents (assuming the use of the
 proceeds from their exercise or issuance to acquire
 treasury stock using the average market price) granted
 under stock-based compensation plans	                       325 	         	98
Weighted average common and common equivalent shares
 outstanding	                                              5,602         5,335

Net income (loss) available to common stockholders -
 primary	                                                 $3,644       ($1,435)

Primary earnings (loss) per common share                  	$0.65      		($0.27)

FULLY DILUTED
Weighted average common shares outstanding	                5,277        5,237
Common stock equivalents (assuming the use of the
 proceeds from their exercise or issuance to acquire
 treasury stock using the closing market price)
 granted under stock-based compensation plans	               631 	      	120
Conversion of Series D convertible preferred stock to
 common stock	                                               600 		        -
Conversion of Series B convertible preferred stock
 to common stock	                                            846 	      	848
Weighted average common and common equivalent shares
 outstanding	                                              7,354       6,205

Net income (loss) available to common stockholders
 less Series B preferred dividend differential, net
 of tax                                                   $3,644     ($1,435)
Dividend on Series D convertible preferred stock             	85 		        -
Interest expense on Series D convertible debenture,
 net of tax                                                  148 		        -
Net income (loss) available to common stockholders -
 fully diluted	                                           $3,877     ($1,435)

Fully diluted earnings (loss) per common share            	$0.53 	    	(0.23)
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